Exhibit 99.1

i2 Announces Preliminary Second Quarter Results

Company Re-evaluates Full-Year Outlook

DALLAS – July 18, 2007 – i2 Technologies, Inc. (NASDAQ: ITWO) today announced its preliminary results for the second quarter ended June 30, 2007 and its re-evaluation of the full-year outlook it provided in February 2007.

Although the results are preliminary and subject to the company’s customary quarterly closing and review procedures, i2 expects to report total revenues of $64 million to $65 million, including software solutions revenue of approximately $11 million, services revenue of approximately $31 million and maintenance revenue of approximately $22 million, and GAAP diluted earnings per share of approximately $0.02 per share for the quarter. In addition, the company expects to report cash flow from operations of between $11 million and $12 million.

Total bookings are expected to be approximately $75 million in the quarter. The $75 million of total bookings includes two supply chain leader agreements that were up for renewal during the quarter as well as $500 thousand of platform technology bookings. Software solutions bookings are expected to be approximately $18 million in the quarter, $11 million of which was related to subscription/recurring agreements with durations of 12 to 18 months.

Looking ahead, for full year 2007, the company currently expects significantly lower platform technology bookings, slower than expected growth in supply chain management bookings and a greater proportion of subscription/recurring bookings. Therefore, the company no longer expects that it will be able to achieve its previously disclosed outlook for full year 2007 revenue or diluted earnings per share. However, the company continues to expect growth in total bookings for full year 2007 as compared to 2006 as well as positive cash flow from operations for 2007. The company previously expected year-over-year growth in revenue for 2007 as compared to 2006 and GAAP diluted earnings per share in the range of $0.90 to $1.10. The company is not providing revised guidance for full-year 2007 revenue or diluted earnings per share at this time.

i2 intends to announce final results for the second quarter on Monday, August 6, 2007 after the close of the market. The company will have no comment on its preliminary second quarter results or full-year 2007 outlook prior to such earnings announcement. Following the August 6 earnings release, the company’s management will host a conference call scheduled to begin at 5 p.m. EDT. A webcast of the conference call will be open to the public and can be accessed via the company’s Web site at http://www.i2.com/investor. An audio replay of the conference call will be available for approximately 24 hours following the call. To access the replay, dial (800) 475-6701 (USA) or (320) 365-3844 (International) and enter access code 880777. The webcast will also be archived on the company’s Web site at http://www.i2.com/investor.

About i2

i2 helps business leaders make better supply chain decisions. i2’s flexible new-generation solutions are designed to synchronize demand and supply across ever-changing global business networks. i2’s innovative supply chain management tools and services are pervasive in a wide cross-section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding i2’s full-year financial outlook. These forward-looking statements are based on current expectations for bookings, cash collections, revenue and expense, and involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed May 9, 2007 and the Annual Report on Form 10-K filed March 30, 2007. i2 expressly disclaims any current intention to update the forward-looking information contained in this news release.

For More Information Contact:
Tom Ward	Beth Elkin
i2 Investor Relations	i2 Corporate Communications
469-357-3854	469-357-4225
tom_ward@i2.com	beth_elkin@i2.com